Exhibit 10.2

Summary of Non-Employee Director Cash Compensation Arrangements

Annual Cash Retainer	$30,000
Annual Audit Committee Chair Fee	$10,000
Annual Compensation and Nominating and Corporate Governance Committee Chairs Fee	$7,500
Annual Committee Fee	$5,000